BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2008 Annual Report on Form 10-K

EXHIBIT 10.25

VICTA AGREEMENT

Schedule 1

Warranties

1.	Accuracy of Information

1.1	So far as the Vendor is aware, the information concerning the Business prepared by or on behalf of the Vendor and contained in the Disclosure Material is accurate in all material respects. So far as the Vendor is aware, none of that information is misleading in any material particular, whether by inclusion of misleading information or omission of information or both.

1.2	The Vendor has not knowingly withheld any information from the Purchaser which is material in the context of the Victa Companies or the Business or because the Vendor believed that information would affect the Purchaser’s willingness to proceed in the purchase of the Shares on the terms of this Agreement.

1.3	All copies of documents provided by the Vendor or the Guarantor to the Purchaser are true copies in all material respects.

2.	Records

2.1	The Records:

(a)	are in the possession of the Company;

(b)	have been properly maintained; and

(c)	so far as the Vendor is aware, do not contain material inaccuracies or discrepancies of any kind.

3.	Authority

3.1	The Vendor is the registered holder and beneficial owner of the Shares and there are no Security Interests or Claims of any Person over or affecting the Shares.

3.2	This Agreement constitutes a legal, valid and binding obligation of the Vendor and the Guarantor enforceable in accordance with its terms by appropriate legal remedy.

3.3	The Vendor and the Guarantor:

(a)	have taken all necessary action to authorise the execution, delivery and performance of this agreement with its terms; and

(b)	have full power to enter into and perform their obligations under this Agreement and can do so without the consent of any other person.

3.4	The execution, delivery and performance by the Vendor and the Guarantor of this Agreement and each transaction contemplated by this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(a)	any term or provision of any Security Interest; or

(b)	any Law,

to which it is a party or is subject or by which it is bound.

3.5	An insolvency event has not occurred to the Vendor or the Guarantor.

4.	The Company

4.1	Each of the Victa Companies:

(a)	is duly incorporated and validly exists under the law of its place of incorporation;

(b)	has full corporate power and authority to own its assets and business and to carry on the Business as conducted at Completion;

(c)	is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened;

(d)	is not in liquidation and no proceedings have been brought or threatened for the purpose of winding it up;

(e)	is not a member of any partnership or other unincorporated association (other than a recognised trade association); or

(f)	is not the responsible entity, manager, trustee, representative or custodian of any trust or managed investment scheme (within the meaning of the Corporations Act);

(g)	has conducted its affairs in all material respects in accordance with all applicable laws and in accordance with its constitution;

(h)	does not trade under a name other than its corporate name (excluding trademarks or business names set out in Schedule 3, Schedule 5 or Schedule 6).

4.2	The Victa Companies’ constitutions produced to the Purchaser prior to executing this Agreement are true copies and include all amendments made up to the Completion Date, and no resolution to alter a Victa Companies’ constitution except as produced to the Purchaser have been passed.

4.3	So far as the Vendor is aware, there are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up any Victa Company.

4.4	No administrator has been appointed to any Victa Company nor has any deed of company arrangement been executed or proposed in respect of each Victa Company.

4.5	No Victa Company has entered into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

4.6	No Victa Company is (or is taken to be under applicable legislation) unable to pay its debts, other than a debt or claim the subject of a good faith dispute, and has not stopped or suspended, or threatened to stop or suspend, the payment of all or a class of its debts.

4.7	The Company is not the holder or beneficial owner of any shares or other capital in any body corporate (wherever incorporated) save all the shares in VL.

4.8	VL is not the holder or beneficial owner of any shares or other capital in any body corporate (wherever incorporated).

5.	The Shares

5.1	The Shares comprise the whole of the issued share capital of the Company.

5.2	The Shares have been validly allotted and are fully paid and no moneys are owing in respect of them.

5.3	The Shares have not been issued in violation of any pre-emptive or similar rights of any member or former member of the Company or of the terms of any agreement by which the Vendor or the Company are bound.

5.4	There is no shareholder agreement, voting trust, proxy or other agreement or understanding relating to the voting of the Shares.

5.5	There are no agreements, arrangements or understandings in place in respect of the Shares under which the Company is obliged at any time to issue any shares or other securities in the Company.

5.6	There is no restriction on the sale or transfer of the Shares to the Purchaser except for the requirement to present the relevant share certificates and for the consent of the directors of the Company to, and the requirement to pay any applicable stamp duty on the transfer before, the registration of the transfers of the Shares.

5.7	The Vendor is the legal owner of the Shares free from all Security Interests and there is no agreement to give or create any Security Interest over the Shares.

5.8	The Vendor has full power and authority to transfer to the Purchaser good legal and equitable title to the Shares free from all Security Interests.

5.9	The Company has not made available any interest in a managed investment scheme.

5.10	Subject to clause 11, the Company has not entered into any agreements, arrangements or understandings which may require it to issue further shares in the Company.

5.11	Except for the Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual), capable of becoming such for the purchase or acquisition of any shares or securities (including unissued shares or units) in the capital of any Victa Company.

6.	Financial Position

6.1	The Provisional Accounts:

(a)	were prepared in accordance with the Accounting Standards;

(b)	show a true and fair view of:

(i)	the financial position of the Victa Companies as at the Accounts Date;

(ii)	the performance of the Victa Companies for the financial period ended on the Accounts Date.

(c)	are not affected by any unusual or non-recurring item other than:

(i)	any inter-company group charges; and

(ii)	compensation received from the South Australian government;

(d)	take account of all gains and losses whether realised or unrealised arising from foreign currency transactions;

(e)	include all reserves and provisions necessary to cover all liabilities for long service leave and annual leave entitlements in respect of the Victa Companies; and

(f)	include reserves and provisions for Taxation that are sufficient to cover all tax liabilities in respect of all periods up to the Accounts Date.

6.2	Since the Accounts Date, the Victa Companies have conducted the Business in all material respects in the normal course and as a going concern.

6.3	Since the Accounts Date, there has been no material adverse change in the working capital of the Victa Companies.

6.4	Since the Accounts Date, there has been no material adverse change in the turnover, financial position or prospects of the Victa Companies.

6.5	The Company has not and is not engaged in financing of a type which is not required to be shown or reflected in its accounts.

6.6	As at Completion there will be no set-off arrangement between the Company and any other person.

6.7	Since the Accounts Date:

(a)	except for disposals of Trading Stock in the ordinary and usual course of business the Company has not disposed of any material asset in the possession or under the control of the Victa Companies. The Victa Companies have not created a Security Interest over or declared themselves trustee of any of their assets.

(b)	No material asset has been acquired by the Company for materially more than market value or sold for materially less than market value.

(c)	No decision has been made to defer any material capital expenditure of the Company.

(d)	No authorisation from which the Victa Companies benefit has been terminated or has expired and in either case could reasonably be expected to have a material adverse effect on the profitability of the Business.

(e)	No share or loan capital, security or other right convertible into shares or loan capital has been issued by any Victa Company.

7.	NZ Business

7.1	Immediately prior to Completion, Sunbeam NZ was the legal and beneficial owner of the NZ Assets and NZ Business and has the legal right to transfer the NZ Assets to the NZ Purchaser.

7.2	The NZ Assets:

(a)	are all those assets used in the NZ Business;

(b)	are free of any Security Interests; and

(c)	as at Completion, will be the absolute property of, and legally and beneficially owned by the NZ Purchaser.

7.3	Pending Completion, the NZ Business will continue to be carried out by Sunbeam NZ so as to maintain the same as a going concern.

7.4	Sunbeam NZ is the employer of all the NZ Employees and has provided the Purchaser with the material employment details of the NZ Employees.

7.5	No NZ Employee is subject to any covenant that would restrict in any way the conduct of their employment with the NZ Business.

7.6	The NZ Business complies with its obligations relating to the working environment for all employees in accordance with all applicable legislation, and Sunbeam NZ as at the Completion Date is not subject to any claims by any NZ Employee.

8.	Assets

8.1

Each tangible asset of or represented as belonging to any Victa Company, in the accounts of the Victa Companies (other than Trading Stock disposed of since 31 December 2007 in the ordinary and usual course of business) (Asset), is the absolute property of, and legally and beneficially owned by, the

Victa Companies free of any Security Interest, except for any item disclosed in the Disclosure Material as being subject to hire purchase, lease or rental agreements.

8.2	All plant, machinery, vehicles and equipment (including computer equipment) owned or used by the Victa Companies in the Business (Plant and Equipment) with a written down value of $50,000 or more:

(a)	is, consistent with its age, in good repair and condition;

(b)	is in satisfactory working order and has been maintained in accordance with prudent business practice;

(c)	is not dangerous or unsuitable for the purpose for which it is used; and

(d)	to the best of the Vendor’s knowledge and belief, is capable of doing the work for which it was designed or purchased.

8.3	The Plant and Equipment register is complete and accurate in all material respects. It sets out, in respect of each item recorded in it, the date the item was acquired, its cost, current book value and current tax depreciated value.

8.4	All Trading Stock is of good and merchantable quality. The Trading Stock is fit for the purpose for which it is intended to be used. The Trading Stock conforms with all relevant descriptions, specifications and standards.

8.5	So far as the Vendor is aware, all Assets owned, leased or hired by the Victa Companies are located at the Other Premises or NSW Premises (other than any vehicles in the course of being used for the purposes of the Business and Trading Stock in transit or being held in reserve at other locations disclosed to the Purchaser) and are all the assets used in the Business.

8.6	As at Completion, no Asset is owned by any person other than the Victa Companies.

8.7	No notice has been served on the Company by any Governmental Agency which might materially impair, prevent or otherwise interfere with the Company’s use of or proprietary rights in any of its Assets.

9.	Contracts

9.1	Full details of all Contracts material to the operation of the Business (Material Contracts) have been fully disclosed in writing to the Purchaser. There have been no material oral or written modifications, amendments or waivers with respect to any of the terms of any Material Contract that have not been disclosed in the Disclosure Material.

9.2	No Material Contract:

(a)	is outside the ordinary and usual course of business;

(b)	is not on arm’s length terms (including, in particular, in respect of any loan provided by the Company);

(c)	is with the Vendor (or a person controlling or controlled by the Vendor) and under which a Victa Company is required to give a material financial benefit to the Vendor (or a person controlling or controlled by the Vendor), other than agreement or arrangement on arms length terms or one which is terminable on reasonable notice; or

(d)	limits the freedom of any Victa Company of any or its officers, employees or agents, to engage in any type of business or activity, including in competition with any person or in any area, relating to the Business as carried on at Completion.

9.3	No party to any Material Contract is entitled:

(a)	to terminate the Material Contract or accelerate the maturity or performance of any obligation;

(b)	to require the adoption of terms less favourable; or

(c)	to do anything which would adversely affect the interests, Business or assets of the Victa Companies,

by reason of any change in the legal or beneficial ownership of the Shares or any of them or the performance of this Agreement.

9.4	Each of the Material Contracts is valid, binding and enforceable against the parties to it. No Victa Company (and, so far as the Vendor is aware) no other party to any Material Contract is:

(a)	in material default; or

(b)	but for the requirements of notice or lapse of time or both, would be in material default,

where such default will, or would reasonably be likely to, have a materially adverse effect upon the value of the Business.

9.5	So far as the Vendor is aware there are no set offs, counter claims, or other claims or rights of third parties in respect of any Material Contract which could materially diminish or impair the benefits of them to the Purchaser.

9.6	So far as the Vendor is aware all documents (other than those which have ceased to have any legal effect) to which any Victa Company is a party which attract stamp duty in any State or Territory of Australia or elsewhere, have been duly and properly stamped and no such documents which are outside any such State or Territory would attract stamp duty if they were brought into such State or Territory of Australia.

9.7	No Victa Company has made any offers, tenders or quotations which are still outstanding and capable of giving rise to a contract by the unilateral act of a third party other than in the ordinary course of the Business.

9.8	Neither Victa Company has been notified of, or agreed or consented to, any actual or intended amendment to the prices or other terms or conditions of the Material Contracts other than in the ordinary course of the Business.

9.9	No other party to any Material Contract has informed the Victa Companies in writing that it intends to change its current relationship with the Business in any manner which would adversely affect the Business.

9.10	All security (including any guarantee or indemnity) held by any Victa Company is valid and enforceable by the Victa Company against the grantor in accordance with the terms of the security.

9.11	The Vendor is not aware of any reason or circumstance which might cause a Material Contract to not be fully performed and completed in accordance with its terms which would have an adverse effect upon the value of the Business; or

9.12	As at the date of this Agreement, the Vendor has not received any written notice of any reason or circumstance which may result in a Claim being made against any Victa Company under a Material Contract or in the termination or non-renewal of a Material Contract which would have a material adverse effect upon the value of the Business.

10.	SA Settlement Agreement

10.1	The Company is not in breach of the SA Settlement Agreement.

10.2	All payments by the Company under the SA Settlement Agreement will be paid in full in accordance with the SA Settlement Agreement on or before the Completion Date and the Company will have no further liability under the SA Settlement Agreement.

10.3	Save for the Liability of the Company under the SA Settlement Agreement, there is no further liability owed by the Company to the Government of South Australia except in the ordinary course of business.

11.	Intellectual Property

11.1	A Victa Company is the legal and beneficial owner, registered proprietor of, or applicant in respect of the Owned Intellectual Property free and clear of any restrictions, liens, charges, encumbrances and other rights.

11.2	Prior to any transfer or assignment in accordance with clause 9, the Group Member referred to as the owner of the Sunbeam Intellectual Property set out in Schedule 6 is the legal and beneficial owner of, registered proprietor of, or applicant in respect of the Sunbeam Intellectual Property set out next to that Group Member’s name in Schedule 6.

11.3	Schedule 5 contains a complete and accurate list of all Owned Intellectual Property owned by any Victa Company.

11.4	The Victa Companies do not use or require in the Business any material Intellectual Property other than the Owned Intellectual Property, Sunbeam Intellectual Property and Third Party Intellectual Property.

11.5	So far as the Vendor is aware the Owned Intellectual Property is valid, subsisting and enforceable.

11.6	The Company has validly registered all its Business Names.

11.7	All renewal, application and other fees and steps required for the maintenance, prosecution, enforcement and use of the Owned Intellectual Property that is material to the operation of the Business have been paid or taken.

11.8	Copies of all material licences and agreements relating to Third Party Intellectual Property entered into by the Company are set out in the Disclosure Material.

11.9	Each item of the Owned Intellectual Property is registered. So far as the Vendor is aware no person has sought or threatened to challenge any such registration. So far as the Vendor is aware the Company has used all Owned Intellectual Property which is material to the operation of the Business in a manner sufficient to maintain any such registrations and the rights of the Company.

11.10	Each item of the Sunbeam Intellectual Property is registered. So far as the Vendor is aware no person has sought or threatened to challenge any such registration. So far as the Vendor is aware Sunbeam NZ has used all Sunbeam Intellectual Property which is material to the operation of the Business in a manner sufficient to maintain any such registrations.

11.11	So far as the Vendor is aware there is no fact, matter or circumstance which would, or would be likely to:

(a)	render void or voidable any registration in respect of any Owned Intellectual Property or Sunbeam Intellectual Property which is material to the operation of the Business or lead to the removal of any such registration from the relevant intellectual property register; or

(b)	lead to the refusal for registration of any pending application for any Owned Intellectual Property or Sunbeam Intellectual Property which is material to the operation of the Business.

11.12	So far as the Vendor is aware all steps have been taken that are necessary or desirable in order to protect, defend, enforce or maintain the Owned Intellectual Property and Sunbeam Intellectual Property which is material to the operation of the Business.

11.13	To the best of the Vendor’s knowledge, no third party is infringing or making unauthorised use of any of the Owned Intellectual Property or Sunbeam Intellectual Property.

11.14	To the best of the Vendor’s knowledge the activities of the Victa Companies are not currently breaching or infringing the rights relating to Intellectual Property of any third party which would have a materially adverse effect upon the value of the Business.

11.15	None of the Owned Intellectual Property or Sunbeam Intellectual Property is currently or has been the subject of any material actual, threatened or anticipated dispute, challenge, litigation, opposition or administrative proceedings and the Vendor is not aware that any such Claim is threatened or likely.

11.16	At Completion, the Victa Companies will own the Owned Intellectual Property and so far as the Vendor is aware have an enforceable right to use all Third Party Intellectual Property used in and/or necessary to carry on the Business in the manner carried on at Completion and to fulfil any currently existing plans or proposals.

11.17	At Completion, the Sunbeam Intellectual Property will be the absolute property of, and legally owned by a Victa Company or the NZ Purchaser.

11.18	After Completion, the Group will not make any further use or disclosure of the Confidential Information and acknowledge that the Purchaser may make any such use or disclosure of the Confidential Information as it thinks fit and the Vendor or Guarantor are not party to any confidentiality undertakings or similar restrictions which would prevent the Purchaser from receiving, disclosing, using or dealing with any information relating to the Victa Companies.

11.19	The Victa Companies conduct Business only under their corporate names or the Business Names set out in Schedule 3. All Business Names used, are registered in the name of a Victa Company.

11.20	So far as the Vendor is aware all renewal, application and other fees required for the maintenance of the Business Names and Domain Names prior to Completion have been paid. So far as the Vendor is aware the use of those Domain Names and Business Names does not materially infringe the rights of any third party, is not contrary to law and there is no event, circumstance or dispute (whether actual, threatened or anticipated) which could materially affect the use by the Company of the Domain Names and the Business names. The Company has not licensed, authorised or permitted any person to use a name incorporating all or part of the Domain Names or Business Names.

12.	Employees

12.1	The Disclosure Material contains material details of all Employees and NZ Employees as at the date of disclosure and accurate particulars of all State and Federal industrial awards or agreements (whether registered or not) that apply to the Employees.

12.2	There is no industrial dispute affecting the Employees or NZ Employees.

12.3	None of the current or former Employees or NZ Employees has made a worker’s compensation claim that remains unresolved and to the best of the Vendor’s knowledge and belief none of them has any existing injury, disability or illness which will materially affect his or her ability to perform his or her normal duties as an employee in the Business.

12.4	Neither the Vendor, any Victa Company, or Sunbeam NZ has received any notice of any breach by it of its legal or contractual obligations concerning the employment or termination of employment of any of the current or former Employees or NZ Employees.

12.5	Subject to any applicable legislation or rule of law relating to unlawful termination, unfair dismissal, unfair contract agreements or arrangements and the need to give the required period of notice on termination, all contracts of employment of any Employee or NZ Employee may be terminated by one month’s notice or less, or by reasonable notice.

12.6	No Employee or NZ Employee has given notice (which has not yet expired or been rescinded) terminating his or her contract of employment or is under notice of dismissal other than in the ordinary and usual course of business.

12.7	There is no agreement, arrangement or understanding between any Victa Company or Sunbeam NZ and a union or any representative of it in respect of the Employees or NZ Employees except as disclosed in the Disclosure Material.

12.8	Each Victa Company and Sunbeam NZ has in relation to each current and former Employee and NZ Employee employed by it, complied in all material respects with all obligations imposed on it under all statutes (including in respect of all worker’s compensation obligations), regulations, orders, awards, enterprise agreements and codes of conduct and practice relevant to conditions of employment and to the relationship between it and the Employees and NZ Employees and any union.

12.9	So far as the Vendor is aware all Employees who are not Australian citizens, or in the case of NZ Employees, not New Zealand citizens, have the right to work in Australia or New Zealand as the case may be, and have validly issued visas or other documentation establishing these rights.

12.10	Except as disclosed to the Purchaser no Employee or NZ Employee is entitled to any bonus or similar payment that is linked to the transactions contemplated by this Agreement.

13.	Superannuation

13.1	As at the date of this Agreement, the only superannuation schemes or other pension arrangements to which the Victa Companies contributes or is required to contribute in respect of the Employees are external superannuation funds, other than the salary continuance policy currently in operation the details of which have been disclosed in the Disclosure Materials.

13.2	Each Victa Company will not be liable to pay the superannuation guarantee charge or any other amount pursuant to the Superannuation Guarantee (Administration) Act 1992 (Cth) in respect of any of its directors, employees or contractors for any contribution period (as defined in the Superannuation Guarantee (Administration) Act 1992 (Cth)) up to Completion.

13.3	Otherwise than in the ordinary course of administration, there are no outstanding and unpaid contributions to any superannuation funds on the part of each Victa Company.

13.4	In relation to each of its directors, employees and contractors, each Victa Company makes employer contributions to any superannuation funds at the level necessary to avoid a superannuation shortfall under the Superannuation Guarantee (Administration) Act 1992 (Cth).

13.5	Except as disclosed in the Disclosure Materials (and for the avoidance of doubt excluding deductions via salary sacrifice as directed by Employees), each Victa Company makes employer contributions to any superannuation funds at the minimum level necessary to avoid a superannuation shortfall under the Superannuation Guarantee (Administration) Act 1992 (Cth).

13.6	The Victa Companies and Sunbeam NZ are not under any present legal liability or voluntary commitment (whether or not legally binding) to pay any person any pension, superannuation, allowance, retirement gratuity or like benefits other than contributions to any superannuation funds as described in the previous provisions of warranty 13.

13.7	In respect of the Transferring Employees, Sunbeam NZ has complied with its obligations under the KiwiSaver Act 2006 (New Zealand) in all material respects.

13.8	Except as disclosed to the Purchaser Sunbeam NZ does not have in existence any share incentive scheme, share option scheme, profit-sharing scheme, bonus incentive scheme or scheme providing benefits of any other nature for the benefit of the Transferring Employees.

14.	Real Property

14.1	As at Completion, the Victa Companies do not have any interest in land except in respect of the NSW Premises under the NSW Lease.

14.2	The Company has exclusive occupation of the NSW Premises.

14.3	There is no event, circumstance or dispute (whether actual, threatened or anticipated) which could adversely affect:

(a)	the exclusive occupation and quiet enjoyment of the NSW Premises by the Company; or

(b)	the enforcement by the Company of any rights and entitlements as lessee of the NSW Premises.

14.4	The Disclosure Material contains an accurate copy of the NSW lease in respect of the NSW Premises.

14.5	So far as the Vendor is aware, the Company is not in default under or in breach of any term of the NSW Lease which would have a materially adverse effect upon the value of the Business. So far as the Vendor is aware, there are no circumstances subsisting under which the landlord of the NSW Lease may have any right or claim of any kind against any Victa Company under or in connection with the NSW Premises which would have a materially adverse effect upon the value of the Business.

14.6	The NSW Premises has all services necessary for its proper enjoyment and use and the passage and provision of such services is uninterrupted and to the best of the Vendor’s knowledge and belief, there exists no imminent or likely interruption of such passage or provision.

14.7	The NSW Premises has all means of access and egress necessary for its proper enjoyment and use.

14.8	There is no sub-lease or licence granted by the Company in respect of the NSW Premises.

14.9	To the best of the Vendor’s knowledge, there are no covenants, restrictions or arrangements affecting the NSW Premises which are of an onerous or unusual nature or conflict with the present use of all or any part of the NSW Premises.

14.10	The current use of the NSW Premises by the Company for the carrying on of the Business does not breach any Law.

14.11	The Company has paid all rent and other outgoings which have become due and payable by the Company in respect of the NSW Premises.

14.12	The Vendor has not received any notice from any Governmental Agency or from any other person concerning the NSW Premises which has not been complied with. To the best of the Vendor’s knowledge and belief, there are no proposals made or intended to be made by any Governmental Agency or any other person:

(a)	concerning the acquisition or resumption of the whole or any part of the NSW Premises;

(b)	requiring the doing of work or expenditure of money on or in relation to the NSW Premises or any footpath or road adjoining any of the land on which any of the NSW Premises are situated; or

(c)	which would adversely affect the whole or any part of the land on which the NSW Premises are situated.

14.13	All buildings or other improvements made by any Victa Company at the NSW Premises are in good repair and condition and are fit for the purpose for which they are at present used.

14.14	To the best of the Vendor’s knowledge, the NSW Premises are not subject to any material defect.

15.	Environment

15.1	Each Environmental Authorisation has been obtained. Each such Environmental Authorisation is and has been at all relevant times effective and there is no proposal to revoke, suspend, modify or not renew any authorisation.

15.2	Each Victa Company complies with each such Environmental Authorisation and the Vendor is not aware of any breach or likely breach of any such Environmental Authorisation. Neither the Vendor nor any Victa Company, so far as the Vendor is aware, has received any notice, order, claim, demand or like communication from a Governmental Agency which might adversely affect the use of the Other Premises or NSW Premises for the conduct of the Business.

15.3	No Victa Company has given a bond or security deposit in favour of any Governmental Agency in connection with any Environmental Authorisation which relates to the Business or the Other Premises or NSW Premises.

15.4	No Victa Company has received written notice of any action, or cause of action, or actual, pending or threatened Claim in relation to the presence or release into the Environment of Contamination or Pollution resulting from the occupation of the Other Premises or NSW Premises by the Victa Companies and there have been no such actions or Claims against any Victa Company in the past 3 years.

15.5	No Victa Company has any liability under any environmental law in relation to the Vendor’s previous operation of a manufacturing facility in Campsie, NSW.

15.6	No Victa Company has applied asbestos, cadmium, chromium, lead, mercury, PBBs, PBDEs, PCBs or any of their derivatives or any ozone depleting substances in the processes used to manufacture products at the NSW Premises.

16.	Compliance with laws

16.1	Each Victa Company has complied in all material respects with applicable laws and legal requirements of statutory bodies where non compliance will, or would reasonably be likely to have a materially adverse effect upon the value of the Business.

16.2	There is no outstanding correspondence between the Victa Companies and the Australian Securities and Investments Commission.

16.3	All returns, notices and other documents required to be lodged or given by each Victa Company under the Corporations Act and other relevant acts and regulations have been duly and properly prepared and lodged or given.

17.	Litigation

17.1	There is no litigation, prosecution, mediation, arbitration or other proceeding in progress, or so far as the Vendor is aware pending or threatened, against the Vendor in respect of any Victa Company and to the best of the Vendors’ knowledge and belief, there are no circumstances which are likely to give rise to any such litigation, prosecution, mediation, arbitration or other proceeding, except for any workers compensation or WorkCover claims disclosed in the Disclosure Materials.

17.2	No Victa Company is subject to any unsatisfied judgement or any order, award or decision handed down in any litigation, arbitration, other alternative dispute proceeding or administrative proceeding.

17.3	Apart from the specific disclosure in the matter of Thomas Long (as executor of the estate of the late Eric Thompson) in the Dust Diseases Tribunal of New South Wales, no asbestos related claims have been suggested, notified, made or filed against any Victa Company.

18.	Insurance

18.1	The Disclosure Material contains complete and accurate particulars of all insurance policies taken out by or for the benefit of the Victa Companies.

18.2	Each insurance policy held by each Victa Company is currently in full force and effect and all applicable premiums paid.

18.3	So far as the Vendor is aware, nothing has been done or omitted to be done which would make any policy of insurance void or voidable or which would permit an insurer to cancel the policy or refuse or reduce a claim or materially increase the premiums payable under the policies.

18.4	Each Victa Company is, and has been for the past three years, insured with insurance companies duly authorised to carry on insurance business in Australia (or where appropriate, outside Australia) on the terms of the policies disclosed in the Disclosure Materials.

18.5	There are no material claims made by any Victa Company or any person on its behalf under any insurance policy held or previously held by any Victa Company which are outstanding. So far as the Vendor is aware no event has arisen which may give rise to a material claim under any insurance policy. Without limiting the preceding provisions, any claim which might be made against any Victa Company by an employee or third party in respect of any accident or injury is fully covered by insurance, subject to deductibles.

18.6	No Victa Company has been notified by any insurer that it is required or it is advisable for it to carry out any maintenance, repairs or other works in relation to any of its assets.

18.7	The Company has effected all insurances required by Law to be effected by it, subject to deductibles.

19.	Information Technology

19.1	The information technology and telecommunications systems, hardware and software owned or used by the Victa Companies in the conduct of the Business as at the date of this agreement (Systems) comprise all the information technology and telecommunications systems, hardware and software necessary for the conduct of the Business as conducted at Completion, other than any Systems that may be made available for use by the Victa Companies in accordance with clause 19 and Schedule 7.

19.2	The Victa Companies either own or are validly licensed to use the Software other than any Software that may be made available for use by the Victa Companies in accordance with clause 19 and Schedule 7.

19.3	To the best of each Vendor’s knowledge and belief, no unauthorised or unlicensed information technology is stored on any system or premises used by any Victa Company.

20.	Restructure

20.1	The Restructure will not have any Tax consequences or other consequences to:

(a)	the Victa Companies; and

(b)	the proposed transaction under this Agreement.

21.	Taxation

21.1	The Victa Companies have paid all Taxes and will not become subject to any Tax in excess of the provision for Tax included in the Completion Accounts.

21.2	The Victa Companies have:

(a)	paid, or the accounts fully provide for, all Taxes (including GST, payroll, penalties and interest) which they have or may become liable to pay in respect of the period up to and including the Completion Date;

(b)	complied with all of its respective obligations under any statutory provisions requiring the deduction or withholding of Tax from amounts paid by the Victa Companies and have properly accounted for any Tax so deducted or withheld to any Tax authority (other than amounts which have not yet become due to be paid);

(c)	complied with any applicable obligation to register for the purposes of any goods and services, purchase, value added, sales or other similar Tax in any part of the world and has complied in all material respects with its obligations under any Tax law relating to such Tax;

(d)	filed or lodged all Tax and duty returns required by tax law (including, but not limited to, all laws imposing or relating to income tax, fringe benefits tax, goods and service tax, sales tax, payroll tax, land tax, water and municipal rates and stamp and customs duties); and

(e)	no outstanding Tax Authority assessments or deemed assessments.

21.3	The only liabilities for Tax of the Victa Companies that have arisen or may arise on or before the Completion Date are, or will be, liabilities arising out of the normal business and trading activities of the Victa Companies.

21.4	Without limiting warranty 21.3:

(a)	all amounts of Tax required by law to be deducted by the Victa Companies from the remuneration of employees (as defined in section 221A of the Tax Act) have been duly deducted and where appropriate duly paid to any Tax Authority; and

(b)	the Victa Companies have deducted all amounts of withholding Tax and Tax required by law to be withheld and has punctually paid those Taxes to the relevant Tax Authority.

21.5	No Group Company, including the Victa Companies:

(a)	is involved in any audit of any of its income tax returns or any dispute with any Tax Authority for the collection of Tax and the Vendor is not aware of any circumstances which may give rise to an audit, investigation or dispute.

(b)	has not entered into or been a party to any transaction which contravenes the anti-avoidance provisions of any Tax Law;

(c)	has not taken any action which has or might later or prejudice any arrangements, agreement or tax ruling which has previously been negotiated with or obtained from any Tax Authority; and

(d)	has not made any income tax private binding ruling requests, objections or amended assessments with respect to its lodged income tax returns.

21.6	No dividend has been paid, authorised or declared by the Victa Companies:

(a)	in respect of which the required franking amount (as provided for in section 160AQE of the 1936 Tax Act) has exceeded the franked amount (as defined in section 160APA of the 1936 Tax Act) of the dividend; or

(b)	which has been franked with franking credits or exempting credits (whichever is applicable) in excess of the required franking amount,

which would result in a franking debit (as defined in section 160APX of the 1936 Tax Act) or any Victa Company being liable to pay franking deficit tax or franking additional tax under the 1936 Tax Act or 1997 Tax Act.

21.7	No Victa Company has:

(a)	made a frankable distribution (as defined in section 202-40(1) of the 1997 Tax Act) in breach of the benchmark rule (as defined in section 203-25 of the 1997 Tax Act) giving rise to the consequences in section 203-50 of the 1997 Tax Act;

(b)	been subject to a franking debit (as defined in section 205-30 of the 1997 Tax Act) under sections 204-15 or 204-25 of the 1997 Tax Act;

(c)	been subject to a determination, or made any distribution in circumstances which would entitle any Tax Authority to make a determination, by the Tax Authority imposing any additional franking debit or Tax on the Group Company under sections 45, 45A, 45C, 160AQCB, 160AQCBA or 177EA of the 1936 Tax Act, or under Division 204 of the 1997 Tax Act;

(d)	notified the Tax Authority, or made any distribution in circumstances which require the Group Company to notify the Tax Authority, in accordance with section 205-45 of the 1997 Tax Act; and

(e)	made a distribution which has been franked with franking credits in excess of the maximum franking credit for the distribution (as provided for in Subdivision 202-D of the 1997 Tax Act).

21.8	At Completion, the Victa Companies will not have a franking deficit (as provided for in section 105-40(2) of the 1997 Tax Act.

21.9	The Victa Companies have complied with the provisions of Part IIIAA of the 1936 Tax Act and Part 3-6 of the 1997 Tax Act and has maintained records of franking debits and franking credits which are sufficient for the purposes of that legislation.

21.10	Except in respect of this Agreement:

(a)	all documents which are necessary to establish title of each Victa Company to an asset have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable Laws;

(b)	required to be created by any Victa Company under a Law relating to stamp duty or a Tax of a similar nature have been created and have had stamp duty or other Taxes of a similar nature paid in full in accordance with all applicable laws;

(c)	all Taxes payable in respect of every deed, agreement or other documents and transactions to which each Victa Company is a party, or that any Victa Company has an interest in enforcing, have been paid and no such deed, agreement or other document is unstamped or insufficiently stamped.

21.11	All Tax returns made by the Victa Companies have complied with the requirements of the relevant Tax Authority.

21.12	There are no outstanding disputes, or question or demands between any Victa Company and any Tax Authority (whether in Australia or elsewhere).

21.13	All Taxes of whatever nature which any Victa Company has been liable to pay have been paid.

22.	Consolidated Group

22.1	The Group has formed a Consolidated Group.

22.2	The Guarantor has not failed to satisfy a Group Tax Liability when it has become due.

22.3	The TSFA is valid and binding and complies with all requirements of the Tax Law.

22.4	The entire amount of the Group Tax Liability at all times has been allocated reasonably and the methodology for tax sharing in the TSFA provides for the reasonable apportionment of Tax.

22.5	No Group Company has received any notice from any Tax Authority in relation to any matter concerning the TSFA or any breach of any obligation or Liability of any Group Company.

22.6	The Victa Companies have discharged all their Liabilities under the TSFA and in particular but without limitation have paid their reasonable allocation of their Liability under the TSFA as at the Completion Date.

22.7	Neither the TSFA or the entry by the parties into the TSFA constituted a breach of Division IV Part IVA of the Tax Act. The TSFA was not entered into as part of an arrangement which was to prejudice any Tax Authority’s recovery of some or all of the Group Tax Liability.

22.8	All PAYG instalments have been paid when due and all Tax Liabilities of the Guarantor are properly taken up in the Guarantor’s accounts.

22.9	The Guarantor has provided the TSFA to the relevant Tax Authority. No Tax Authority has served a notice requesting a copy of the TSFA in the approved form which has not been complied with.

22.10	The Tax Authority has not determined that the TSFA is invalid.

22.11	If the Guarantor becomes liable for a CGT Event L5, no part of the amount of that Liability will form part of the contribution amount owed by any Victa Company.

22.12	No circumstance has arisen whereby a contributing member has or would become jointly or severally liable for an amount due to any Tax Authority.

22.13	All Taxes due by the Victa Companies on their own account prior to entering into the TSFA have been fully paid.

23.	Powers of Attorney

23.1	There is no power of attorney or other authority in force that is able to bind any Victa Company other than normal authorities under which their officers or employees may conduct the business of the Victa Companies in the ordinary course.